EXHIBIT 99.1

First Cash Reports First Quarter Earnings per Share of $0.78;
Core Revenues from Retail Sales and Pawn Fees Increase 20%
____________________________________________________________

ARLINGTON, Texas (April 17, 2014) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of over 830 retail pawn stores in the U.S. & Mexico, today announced record revenue, net income and earnings per share for the three-month period ended March 31, 2014. The growth in revenue and earnings continue to be driven by the Company's pawn operations, which accounts for approximately 94% of total revenues.

Key First Quarter Highlights

•	Diluted earnings per share from continuing operations for the first quarter of 2014 increased 15%, totaling $0.78 compared to earnings per share of $0.68 in the first quarter of 2013.

•	Net income from continuing operations for the first quarter of 2014 increased 14% to $23.0 million, compared to $20.2 million in the first quarter of 2013.

•
First quarter earnings included a non-recurring tax benefit of approximately $0.12 per share, offset in large part by a tax-adjusted reduction in earnings of approximately $0.08 per share from reduced non-core scrap jewelry and payday loan operations as compared to the prior year.

•
Significant steps were taken in the first quarter to increase and diversify the Company's long-term capital structure. In February, the Company entered into a new five-year $160 million bank unsecured revolving credit facility, and in March it successfully completed a $200 million 6.75% senior unsecured note offering. With the new long-term capital in place, the Company now has over $70 million of excess cash and $160 million available under the bank facility to fund future growth and investment.

Revenue Highlights
All revenue growth rates presented below are calculated on a constant currency basis by applying the currency exchange rate from the comparable prior-year period to the current year’s Mexican peso-denominated revenue. The average exchange rate for the first quarter of 2014 was 13.2 Mexican pesos / U.S. dollar versus 12.7 Mexican pesos / U.S. dollar in the comparable prior-year period.

•
Revenue from core pawn operations (retail merchandise sales and pawn loan fees) increased 20% for the first quarter. Total revenue for the first quarter of 2014 was $170 million, an increase of 8% compared to the first quarter of 2013.

•	Retail merchandise sales increased by 24% for the first quarter of 2014 compared to the prior-year period. First quarter retail sales in the U.S. increased 35%, while in Mexico, sales increased 16%.

•	Consolidated revenue from pawn loan fees increased 13% for the first quarter of 2014. U.S. pawn loan fees increased 22% for the first quarter, while increasing 6% in Mexico.

•
Same-store core revenue in the Company's pawn stores (which excludes wholesale jewelry scrapping) increased 4% in Mexico, decreased 4% in the U.S. and increased 1%, on a consolidated basis, for the first quarter as compared to the prior-year period. While same-store retail sales increased 3%, same-store pawn fees were down 3% consistent with similar declines in the average loan size due to lower gold prices.

•
Gross profit from non-core wholesale scrap jewelry operations in the first quarter of 2014 decreased $2.2 million, or 46%, compared to the same period last year, reflecting a 21% quarter over quarter decrease in the average market price of gold and a 28% decline in scrap gold production. The gross margin for scrap jewelry sales was 19% in the first quarter, compared to the prior-year margin of 20%. Scrap jewelry accounted for only 3% of net revenue for the quarter, compared to 5% in the first quarter of the prior year.

•
Short-term loan and credit services revenue, primarily from small format stores in Texas, decreased 17% in the first quarter of 2014 compared to the prior-year quarter. The decline represents a continuation of regulatory and competitive pressures facing store-based payday lenders, especially in Texas. This non-core business comprised only 6% of total revenue in the first quarter and is anticipated to contribute less than 5% of total revenues by year end.

Pawn Metrics

•
The number of outstanding pawn loans at March 31, 2014 increased 30% in the U.S. and 11% in Mexico as compared to the same date last year, driven by unit growth and same-store increases in the number of loans collateralized with general merchandise (primarily consumer electronics, power tools and appliances). Year-over-year growth of 12% in the amount of pawn loans outstanding reflected a decrease in average loan size, primarily due to lower loan-to-value ratios on loans secured by jewelry.

•
The consolidated gross margin on retail merchandise sales was 39% for the first quarter of 2014, compared to 41% for the comparable period in 2013. Retail margin trends reflect the continued shift in the Company's consolidated retail product mix toward general merchandise inventory that carries slightly lower margins than retail jewelry items.

•	Consolidated annualized inventory turns were 3.6 times per year. Aged inventories (items held for over a year) accounted for less than 3% of total inventories.
Acquisitions and New Store Openings

•
The Company added 12 large format pawn store locations during the first quarter of 2014, including 10 new stores, a single store acquisition and conversion of a small format store to a large format pawn store.

•	As of March 31, 2014, First Cash had 605 stores in Mexico, of which 560 are large format, full-service pawn stores and 310 stores in the U.S., of which 229 are large format, full-service pawn stores.

•	Over the past twelve months, the Company has added 98 large format pawn stores, representing an increase of 14%.
Financial Metrics

•	Return on equity for the trailing twelve months ended March 31, 2014, was 22%, while return on assets was 14%.

•	Consolidated net operating margin (pre-tax income) was 18% for the trailing twelve month period, while the store-level operating profit margin was 26% for the trailing twelve month period.

•
EBITDA from continuing operations for the trailing twelve months ended March 31, 2014, was $138 million, while free cash flow was $82 million. The EBITDA margin from continuing operations was 21% for the trailing twelve months ended March 31, 2014. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

Liquidity

•
For the twelve months ended March 31, 2014, the Company utilized operating cash flows and availability under its credit facilities to invest $117 million in acquisitions, $39 million in stock repurchases and $28 million in capital expenditures.

•
In March 2014, the Company completed an offering of $200 million of 6.75% senior unsecured notes due in April 2021. The Company used the net proceeds from the offering to repay all amounts outstanding under its revolving credit facility and to pay off the remaining balances on notes payable related to previous pawn store acquisitions.

•
In February 2014, the Company entered into a new credit agreement with a group of commercial lenders, which provides for a five-year revolving unsecured credit facility of $160 million. The new credit facility matures in February 2019 and bears interest at the prevailing LIBOR rate plus a fixed spread of 2.5%. At March 31, 2014, the Company had no amounts outstanding and $160 million of availability under the facility.

•
The leverage ratio at March 31, 2014 (outstanding indebtedness divided by trailing twelve months EBITDA from continuing operations) was 1.4 to 1. Net debt, defined as funded debt less invested cash, was $128 million at March 31, 2014 and the ratio of net debt to equity was 0.29 to 1.

•	At March 31, 2014, the Company had 771,000 shares available for future buybacks under its current repurchase authorization.
Fiscal 2014 Outlook

•
The Company's earnings outlook now includes the impact of the incremental borrowing costs from the March 2014 issuance of the senior unsecured notes, estimated to be $0.20 per share for the year. The incremental interest expense is partially offset by first quarter 2014 non-recurring tax benefit of approximately $0.12 per share related to the international tax restructuring implemented in fiscal 2013.

•
Including the impact of the note offering and the partially offsetting tax benefit, the Company continues to expect fiscal 2014 fully diluted earnings per share to be within its previously announced range of $3.00 to $3.15 per diluted share, but likely to be at the lower end of the range. The EPS guidance range implies full year EBITDA growth in a range of 10% to 15%. The Company expects EBITDA growth of 8% to 14% in the second quarter.

•
The Company expects to add approximately 75 to 85 new stores in 2014. It anticipates that most of the additions will continue to be large format pawn stores in Mexico, but also includes 10 to 15 new builds and small acquisitions in the U.S. Additionally, the Company will continue to look opportunistically for large format pawn acquisitions in strategic markets, which could further increase store additions for 2014.

•
Revenue growth in 2014 is expected to be generated exclusively from core pawn operations, partially offset by the continued de-emphasis of payday lending operations. Approximately 95% of total 2014 revenues are expected to be derived from growing pawn operations.

•
The guidance assumptions continue to reflect the impact of lower gold prices and reduced scrap volumes on scrap jewelry revenues and pawn loan balances and the continued contraction of non-core payday lending revenues. Earnings guidance estimates for 2014 are based on an average Mexican pesos exchange rate of 13.0:1; gold prices in the range of $1,200 to $1,300 per ounce; and an anticipated income tax rate of 32% to 33% for the remaining three quarters of fiscal 2014.

Commentary and Analysis
Mr. Rick Wessel, chief executive officer, commented on the first quarter results, “We are off to a solid start for 2014 and believe that we are well positioned for another year of strong growth in our core pawn operations. Core revenues, which are retail merchandise sales and pawn fees, grew 20% this quarter, led by strong retail merchandise sales in both the U.S. and Mexico, and continued growth in pawn fees. Core pawn revenue in the U.S. grew 30% in the first quarter, consisting of 35% retail growth and 22% pawn fee growth versus the same period a year ago. In Mexico, we saw our business strengthen in the first quarter after a significant seasonal slowdown in activity during the fourth quarter of 2013."

"The significant first quarter revenue and earnings growth from core pawn operations was partially offset by an approximate $0.08 per share drag on tax-adjusted earnings from non-core scrap jewelry and payday lending operations, as compared to the first quarter of 2013. During the first quarter, we successfully closed down the 37 Cash & Go joint venture locations, further reducing exposure to payday lending products. We expect payday lending operations to generate less than 5% of revenues by year end."

"During the first quarter, we took significant steps to substantially increase and diversify our long-term capital structure. First, we negotiated a new $160 million long-term bank credit facility that does not mature until February 2019. We followed that with a senior unsecured note offering of $200 million that does not mature until 2021. Our senior note offering was well received by both the rating agencies and investors. Given our unique retail pawn focus, we received a significantly better credit rating and a lower interest rate as compared to most other issuances in the traditional specialty finance sector. Our financing structure provides working and investment capital for organic business growth, strategic acquisitions and future share buybacks. With the new financing in place, the ratio of funded indebtedness to EBITDA from continuing operations was 1.4 to1 at quarter end."

"We believe that there are significant opportunities for growth in both the United States and in Mexico. In the U.S., the pawn industry continues to be highly fragmented, with the three major publicly traded companies currently only operating approximately 20% of the total industry pawn locations. In Mexico, where 70% of our pawn stores are located, we are the primary operator of large format stores and believe we have well over 50% of total market share in that category. Our large format stores in Mexico provide growth opportunities, as the majority of competitors’ stores in Mexico utilize the small format “jewelry-only” model. We ended the quarter with 560 large format locations in Mexico and believe that with our significant first-mover advantages, we can grow our large format store count in Mexico to approximately double where we are today."

"Over the past 25 years, we have experienced consistent demand across economic cycles and believe we are well positioned to take advantage of the favorable demographic trends in our key markets. We believe our focus on retail merchandise sales of consumer electronics, tools, household appliances, and jewelry provides a compelling value proposition for mainstream consumers in both the U.S. and Mexico. Additionally, we believe that our lending products are appealing to customers because they provide a source of credit in less than 10 minutes, require no underwriting, credit check, or bank account, while avoiding collection activities and negative credit reporting."

"In summary, we have a demonstrated history of significant and consistent earnings growth. Over the past five years, our EBITDA from continuing operations has grown from $71 million to almost $140 million today, a compounded growth rate of 17%. We believe our recent financing activity further strengthens the long-term growth potential of First Cash and provides us additional resources to continue to increase our pawn-focused store growth, revenues and earnings. We believe our focused business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value."

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the Company or First Cash). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico);

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in anti-money laundering and gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S. and Mexico;

•	changes in foreign currency exchange rates;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in, the interpretation of existing accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2013 annual report on Form 10-K. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of retail pawn stores, which account for approximately 94% the Company's revenues. First Cash focuses on serving cash and credit constrained consumers through its retail locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Today, First Cash owns and operates 919 stores in 12 U.S. states and 26 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended March 31, 2014:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	227	25	57	309
New locations opened	2	1	—	3
Locations acquired	1	—	—	1
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(2)	(1)	—	(3)
Total locations, end of period	229	24	57	310

International:
Total locations, beginning of period	552	17	28	597
New locations opened	8	—	—	8
Total locations, end of period	560	17	28	605

Total:
Total locations, beginning of period	779	42	85	906
New locations opened	10	1	—	11
Locations acquired	1	—	—	1
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(2)	(1)	—	(3)
Total locations, end of period	789	41	85	915

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other consumer hard goods. At March 31, 2014, 121 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2014	2013
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$98,708	$81,770
Pawn loan fees	47,638	43,151
Consumer loan and credit services fees	9,784	11,767
Wholesale scrap jewelry revenue	13,647	23,224
Total revenue	169,777	159,912

Cost of revenue:
Cost of retail merchandise sold	60,490	48,039
Consumer loan and credit services loss provision	1,743	2,109
Cost of wholesale scrap jewelry sold	11,088	18,504
Total cost of revenue	73,321	68,652

Net revenue	96,456	91,260

Expenses and other income:
Store operating expenses	48,492	42,805
Administrative expenses	13,329	13,092
Depreciation and amortization	4,272	3,625
Interest expense	1,436	719
Interest income	(81)	(147)
Total expenses and other income	67,448	60,094

Income from continuing operations before income taxes	29,008	31,166

Provision for income taxes	6,054	10,986

Income from continuing operations	22,954	20,180

Income (loss) from discontinued operations, net of tax	(272)	84
Net income	$22,682	$20,264

Basic income per share:
Income from continuing operations	$0.79	$0.69
Income (loss) from discontinued operations	(0.01)	—
Net income per basic share	$0.78	$0.69

Diluted income per share:
Income from continuing operations	$0.78	$0.68
Income (loss) from discontinued operations	(0.01)	—
Net income per diluted share	$0.77	$0.68

Weighted average shares outstanding:
Basic	28,952	29,313
Diluted	29,342	29,955

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,		December 31,
	2014	2013	2013
	(in thousands)
ASSETS
Cash and cash equivalents	$94,929	$38,339	$70,643
Pawn loan fees and service charges receivable	16,539	15,544	16,689
Pawn loans	113,938	104,636	115,234
Consumer loans, net	1,239	1,618	1,450
Inventories	72,279	64,771	77,793
Other current assets	7,615	8,458	8,413
Total current assets	306,539	233,366	290,222

Property and equipment, net	109,882	97,006	108,137
Goodwill, net	254,790	168,799	251,241
Other non-current assets	15,978	6,561	9,373
Total assets	$687,189	$505,732	$658,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$—	$3,240	$3,326
Accounts payable and accrued liabilities	37,184	30,827	38,023
Income taxes payable	3,377	—	7,412
Total current liabilities	40,561	34,067	48,761

Revolving unsecured credit facility	—	52,000	182,000
Notes payable, net of current portion	—	7,531	5,026
Senior unsecured notes	200,000	—	—
Deferred income tax liabilities	9,292	17,155	8,827
Total liabilities	249,853	110,753	244,614

Stockholders' equity:
Preferred stock	—	—	—
Common stock	394	393	394
Additional paid-in capital	177,225	175,144	176,675
Retained earnings	520,410	434,146	497,728
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(8,006)	(709)	(7,751)
Common stock held in treasury, at cost	(252,687)	(213,995)	(252,687)
Total stockholders' equity	437,336	394,979	414,359
Total liabilities and stockholders' equity	$687,189	$505,732	$658,973

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	March 31,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$45,575	$33,712	$11,863	35%	35%
Pawn loan fees	22,902	18,839	4,063	22%	22%
Consumer loan and credit services fees	9,112	10,888	(1,776)	(16)%	(16)%
Wholesale scrap jewelry revenue	8,543	13,950	(5,407)	(39)%	(39)%
	86,132	77,389	8,743	11%	11%
International revenue:
Retail merchandise sales	53,133	48,058	5,075	11%	16%
Pawn loan fees	24,736	24,312	424	2%	6%
Consumer loan and credit services fees	672	879	(207)	(24)%	(20)%
Wholesale scrap jewelry revenue	5,104	9,274	(4,170)	(45)%	(45)%
	83,645	82,523	1,122	1%	6%
Total revenue:
Retail merchandise sales	98,708	81,770	16,938	21%	24%
Pawn loan fees	47,638	43,151	4,487	10%	13%
Consumer loan and credit services fees	9,784	11,767	(1,983)	(17)%	(17)%
Wholesale scrap jewelry revenue (1)	13,647	23,224	(9,577)	(41)%	(41)%
	$169,777	$159,912	$9,865	6%	8%

(1)
Wholesale scrap jewelry revenue during the three months ended March 31, 2014 consisted primarily of gold, of which approximately 8,900 ounces sold at an average selling price of $1,304 per ounce, compared to approximately 12,400 ounces of gold sold at $1,650 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization ("CSO") credit extensions from an independent third-party lender as of March 31, 2014, as compared to March 31, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at March 31,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$55,239	$46,094	$9,145	20%	20%
CSO credit extensions held by independent third-party (1)	9,248	10,341	(1,093)	(11)%	(11)%
Other consumer loans	633	838	(205)	(24)%	(24)%
	65,120	57,273	7,847	14%	14%
International:
Pawn loans	58,699	58,542	157	—%	6%
Other consumer loans	606	780	(174)	(22)%	(18)%
	59,305	59,322	(17)	—%	6%
Total:
Pawn loans	113,938	104,636	9,302	9%	12%
CSO credit extensions held by independent third-party (1)	9,248	10,341	(1,093)	(11)%	(11)%
Other consumer loans	1,239	1,618	(379)	(23)%	(21)%
	$124,425	$116,595	$7,830	7%	10%
Pawn inventories:
Domestic pawn inventories	$35,289	$28,044	$7,245	26%	26%
International pawn inventories	36,990	36,727	263	1%	7%
	$72,279	$64,771	$7,508	12%	15%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

The following table details the composition of pawn collateral as of March 31, 2014, as compared to March 31, 2013.

	Balance at March 31,
	2014	2013
Domestic pawn loans:
General merchandise	42%	35%
Jewelry	58%	65%
	100%	100%
International pawn loans:
General merchandise	88%	85%
Jewelry	12%	15%
	100%	100%
Total pawn loans:
General merchandise	65%	63%
Jewelry	35%	37%
	100%	100%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations such as EBITDA from continuing operations, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating EBITDA from continuing operations, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA from continuing operations, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
The Company defines EBITDA from continuing operations as net income (loss) before income (loss) from discontinued operations net of tax, income taxes, depreciation and amortization, interest expense and interest income. EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, EBITDA from continuing operations has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

	Trailing Twelve Months Ended
	March 31,
	2014	2013
Net income	$86,264	$83,111
Loss from discontinued operations, net of tax	989	556
Income from continuing operations	87,253	83,667
Adjustments:
Income taxes	30,781	43,211
Depreciation and amortization	16,008	13,544
Interest expense	4,209	2,130
Interest income	(256)	(282)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$137,995	$142,270

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$670,713	$618,374
Earnings from continuing operations before interest, taxes, depreciation and amortization	137,995	142,270
EBITDA from continuing operations as a percentage of revenue	21%	23%

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2014	2013
Cash flow from operating activities, including discontinued operations	$107,118	$84,885
Cash flow from investing activities:
Loan receivables	2,226	(12,357)
Purchases of property and equipment	(27,642)	(22,319)
Free cash flow	$81,702	$50,209

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Constant Currency
The Company's reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 12.4 to 1 at March 31, 2013, was used, compared to the exchange rate of 13.1 to 1 at March 31, 2014. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended March 31, 2013 was 12.7 to 1, compared to the current-quarter rate of 13.2 to 1.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com